PROMISSORY NOTE

US $30,000,000.00                                               December 7, 2005

      THIS PROMISSORY NOTE ("Note") is made as of December 7, 2005 by FT-TOY LLC, a Delaware limited liability company ("Borrower"), in favor of ARBOR REALTY FUNDING LLC, a Delaware limited liability company, and its successors or assigns (collectively, "Lender").

      FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender at 333 Earle Ovington Boulevard, Uniondale, New York 11553, or such other place as may be designated by written notice to Borrower from or on behalf of Lender the principal sum of Thirty Million and no/100 Dollars (US $30,000,000.00) on the Maturity Date (as defined the Loan Agreement (as defined below), or such later date as extended to in accordance with the terms of the Loan Agreement.

      Borrower also promises to pay interest on the unpaid principal balance of this Note, for the period any principal is outstanding under this Note, at the office specified above, at the time and rate per annum specified in the Loan Agreement. Any amount of principal or interest due and payable pursuant to this Note which is not paid when due, whether by stated maturity, acceleration or otherwise, shall bear interest from the date when due until said principal amount or interest is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate.

      If this Note becomes due and payable on a day other than a Business Day, the maturity of this Note shall be extended to the next following Business Day, and interest shall be payable on such payment at the rate specified in this Note during such extension.

      All payments on this Note shall be made in lawful money of the United States of America in immediately available funds.

      Reference is made to the Loan Agreement dated December __, 2005 between Borrower and Lender ("Loan Agreement"). This Note is the Promissory Note referenced in the Loan Agreement and evidences the Loan made by Lender to Borrower pursuant to the Loan Agreement. All capitalized terms used in this Note which are not defined in this Note shall have the meaning specified for such term in the Loan Agreement.

      The Loan Agreement provides for the acceleration of the maturity of the Loan upon the occurrence of an Event of Default and for prepayments on the terms and conditions set forth in such Loan Agreement.

      Borrower hereby waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.


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      This Note shall be governed by, and interpreted and construed in accordance with, the laws of the state of New York, without regard to its conflicts of law provisions.


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      IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first above written.

                                      FT-TOY LLC

                                      By: WRT Realty L.P.
                                          Managing Member

                                          By: Winthrop Realty Trust
                                              General Partner

                                              By:
                                                  ------------------------------
                                              Name:  Peter Braverman
                                              Title: President


                                          Borrower's Social Security/Employer ID
                                          Number

                                          20-3881605